                                                                     EXHIBIT 2.4

                             ACQUISITION AGREEMENT


         This Acquisition Agreement is executed by STERILE RECOVERIES, INC., a Florida corporation, STANDARD TEXTILE CO., INC., an Alabama corporation, and REPAK SURGICAL ENTERPRISES, INC., an Ohio corporation, to record their agreement regarding Purchaser's acquisition of Selling Sub (as those terms are defined below). In this regard, Purchaser, Selling Parent, and Selling Sub (as defined below) agree as follows:

1.       FORM AND INTERPRETATION.

         1.1 DEFINITIONS. As used in this Agreement and in the exhibits attached to it, the following defined capitalized terms have the respective meanings ascribed to them:

         "AGREEMENT" means this Acquisition Agreement as originally executed by the parties and as subsequently amended or modified in accordance with its provisions.

         "BUSINESS" means Selling Sub's (formerly Selling Parent's) business of furnishing hospitals and surgery centers with reusable surgical products, including gowns, drapes, towels, mayo stand and backtable covers, and other linen surgical products, through its Mason, Ohio facility.

         "CLOSING DATE" means the time and date as of which the transactions contemplated by this Agreement will be consummated, which will be 10:00 A.M., Florida time, on a date specified by the parties' subsequent agreement, but not later than August 31, 1998.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.3.

         "ENVIRONMENTAL LAW" means any present law, statute, regulation, rule, order, consent, decree, or governmental requirement which relates to or otherwise imposes liability or standards of conduct concerning discharges or releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise relating to the manufacture, operation, maintenance, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1978, as amended; any other so-called "Superfund" or "Superlien" law; the Clean Water Act, Clean Air Act, or any other similar federal, state or local statutes.

         "EQUIPMENT LEASES" means the equipment lease agreements between Selling Parent or Selling Sub, as lessee, and various other persons, as lessors, that are described




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on Schedule 5.5 of the Seller's Disclosure Schedule, and includes all of
Selling Parent and Selling Sub's rights under those lease agreements, their leasehold interests in the Leased Equipment, and all rights of Selling Parent and Selling Sub to the licenses and warranties (express or implied) received from the sellers, lessors, and manufacturers of the Leased Equipment and any related claims, credits, setoffs, and rights of recovery against those sellers, lessors, and manufacturers.

         "EXECUTION DATE" means the date when this Agreement becomes effective, which will be when each party to this Agreement executes a counterpart of this Agreement and delivers it to the other party.

         "FBCA" means the Florida Business Corporation Act.

         "FIXED ASSETS" means the fixtures, equipment, computer hardware, signage, furniture, machinery, and motor vehicles that are owned by Selling Sub on the Execution Date or the Closing Date; all tools, dies, and spare and replacement parts for any of the foregoing that are owned by Selling Sub, and all rights of Selling Sub to the licenses and warranties (express or implied) received from the sellers and manufacturers of the foregoing items and any related claims, credits, setoffs, and rights of recovery against those sellers and manufacturers. Includes all fixed assets that are used in the Business and all assets listed on the attached EXHIBIT "A".

         "HAZARDOUS MATERIALS" means any flammable explosive, radioactive material, hazardous waste, hazardous substance, toxic substance, pollutant, chemical or industrial toxic or hazardous substance or waste, which is prohibited by or is otherwise regulated under any Environmental Law.

         "INTELLECTUAL PROPERTY" means all patents, patent rights, copyrights, service marks, trade names (including the name "Repak"), trademarks (including "Repak"), registrations of or applications for any of the foregoing, all pertinent records, documents and data, and any other related intellectual property rights. Includes all intellectual property used in the Business.

         "INVENTORY" means all of the ingredients, raw materials, work in process, finished goods, and labeling and packaging materials that are owned by Selling Sub on the Execution Date or the Closing Date and that are held for sale, lease, rental, or other use in the Business.

         "LEASED EQUIPMENT" means all the property leased to Selling Parent or Selling Sub pursuant to the Equipment Leases. Includes all leased equipment used by any person in the Business.

         "LEASED PREMISES" means the premises that are leased by Selling Parent or Selling Sub pursuant to the Premises Leases.




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         "LIEN" means a restriction or encumbrance on the use or
transferability of property and a claim or charge on any interest in property securing, relating to, or in respect of an obligation owed to, or claimed by, a person other than the owner of the property, whether the claim or charge exists by reason of statute (including any lien for unpaid Taxes), contract, or common law, and includes a lien, encumbrance or security interest arising from a pledge, mortgage, indenture, encumbrance, hypothecation, security agreement, conditional sale, trust receipt, or collateral assignment and a lease, bailment, or consignment for security purposes.

         "LINEN IN SERVICE" means all reusable surgical products used or held for use in Selling Parent or Selling Sub's reprocessing business, including the Linen in Service described in Exhibit "F".

         "OWNED PREMISES" means the parcels of real property used in the Business and owned by affiliates of Selling Parent.

         "PREMISES LEASES" means the lease agreements for the Leased Premises that are described on Schedule 5.5 of the Seller's Disclosure Schedule.

         "PURCHASER" means Sterile Recoveries, Inc., a Florida corporation and a party to this Agreement.

         "PURCHASER COMMON STOCK" means the common stock, par value $.001 per share, of the Purchaser.

         "PURCHASER PREFERRED STOCK" means Purchaser's Series A Preferred Stock, liquidation value $18.00 per share, each share convertible into one share of Purchaser Common Stock.

         "PURCHASER'S DISCLOSURE SCHEDULE" means the disclosure schedule dated as of the Execution Date contemplated by this Agreement and separately furnished to Seller by Purchaser.



         "SALE ASSETS" means (a) all of the Inventory, Linen in Service, Intellectual Property, and Fixed Assets;

         (b) all tangible personal property owned by Selling Sub on the Execution Date or the Closing Date, wherever located and whenever and however acquired;

         (c) all know-how, proprietary processes, methods, techniques, trade secrets, and computer software used in or developed for the Business;

         (d) all accounts receivable of Selling Sub;




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         (e) all governmental business permits and licenses owned by Selling
Sub;

         (f) all of Selling Sub's rights under contracts or other binding arrangements to which it is a party; and

         (g) all of Selling Sub's leasehold interests in the Leased Premises and Leased Equipment.

         "SEC" means the Securities and Exchange Commission.

         "SELLER'S DISCLOSURE SCHEDULE" means the disclosure schedule dated as of the Execution Date contemplated by this Agreement and separately furnished to Purchaser by Selling Sub and Selling Parent.

         "SELLING PARENT" means Standard Textile Co., Inc., an Alabama corporation and a party to this Agreement.

         "SELLING SUB COMMON STOCK" means the common stock, no par value, of Selling Sub.

         "SELLING SUB" means Repak Surgical Enterprises, Inc., an Ohio corporation and a party to this Agreement.

         "TRANSACTION" means Purchaser's acquisition of the issued and outstanding common stock of Selling Sub in exchange for shares of Purchaser Preferred Stock pursuant to Article 2 and the other terms and conditions of this Agreement and the other transactions contemplated to close concurrently with that acquisition in accordance with this Agreement.

         1.2 CERTAIN WORDS. This Agreement is written in the masculine gender solely for convenience, and words of the masculine gender should be construed to include correlative neuter and feminine words. Words in the singular number include words of the plural number and vice versa. As used in this Agreement, the word "including" is always without limitation, and the word "person" includes a trust, a business trust, a corporation, a joint venture, a cooperative, an association, a partnership, an unincorporated organization, a government, a public body or authority, and a governmental agency or department, as well as a natural person.

         1.3 HEADINGS; REFERENCES; EXHIBITS. The titles and headings preceding the text of the sections of this Agreement are inserted solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect. Unless otherwise expressly indicated, all sections and exhibits specified in this Agreement refer to the sections of this Agreement and the exhibits attached to it. All




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exhibits referred to in this Agreement are an integral part of it and are incorporated by reference in it.

         1.4 SEVERABILITY. Each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. Except as otherwise provided below, if a provision of this Agreement, or the application of it, is held by a court to be invalid or unenforceable, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to a person or circumstance to which it is valid and enforceable.

         1.5 RIGHTS OF THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person (other than the parties and their respective assignees and successors) any claim, right, or remedy under or because of this Agreement.

         1.6 APPLICABLE LAW. The validity, enforcement, and construction of this Agreement are governed by the laws of the State of Florida. This Agreement shall be construed without regard to any presumption or any other rule requiring the construction of an agreement against the party causing it to be drafted.

         1.7 COMPLETE AGREEMENT. Except for any agreements regarding confidentiality, which will survive the execution of this Agreement and closing of the Transaction, this Agreement and the agreements contemplated by it record the final, complete, and exclusive expression of the understanding among the parties with respect to the transactions contemplated by this Agreement and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them.

         1.8 DIRECTLY OR INDIRECTLY AND WAIVERS. When any provision in this Agreement requires or prohibits any action by a person, the provision applies regardless of whether the action is taken directly or indirectly by the person. No delay or course of dealing by any party to this Agreement in exercising any power, right, or remedy under this Agreement will operate as a waiver of any power, right, or remedy of that party, except to the extent expressly manifested in a writing signed by or on behalf of that party. In addition, the written waiver by a party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.

         1.9 AMENDMENT AND ASSIGNMENT. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by each party to this Agreement. This Agreement is not assignable by either party without the prior consent of the other party, which it may withhold in its sole discretion. Except as otherwise provided, any attempted assignment by a party without the prior consent of the other party will be invalid and unenforceable against the other party. This




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Agreement inures to the benefit of, and is binding on, the respective successors and assignees of the parties to it.

         1.10 EXECUTION. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all of them, together, will constitute the same document.

         1.11 LEGAL MATTERS. If any dispute arises among the parties with respect to this Agreement, the parties shall submit the dispute to arbitration before a panel of arbitrators in accordance with the North Carolina Arbitration Code by giving the other parties a notice of arbitration in accordance with section 9.2 of this Agreement. Arbitration will be the sole and exclusive method of resolving any dispute among the parties with respect to this Agreement, the other parties must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy.

         The arbitration panel will consist of three arbitrators, with one arbitrator selected by Selling Parent, the second selected by Purchaser, and the third, a neutral arbitrator selected by agreement of the first two arbitrators. Each party shall select an arbitrator and notify the other party of the selection within 15 days after the effective date of the notice of arbitration, and the two arbitrators selected by the parties shall select a third arbitrator within 30 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 15-day period waives the right to select an arbitrator or to have an additional, neutral arbitrator selected by the arbitrator selected by the other party, and the arbitrator chosen by the other party will constitute the "arbitration panel" for purposes of this Agreement.

         Every arbitrator must be independent (not an agent, officer, director, employee, shareholder, or representative of any party) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association.

         Within 90 days after the effective date of the notice of arbitration, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Raleigh, North Carolina, as the arbitration panel designates upon 30 days' advance notice to Selling Parent and Purchaser. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to the parties and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party which has been duly notified of the date, time, and place of the hearing.




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2.       THE TRANSACTION

         2.1 THE TRANSACTION. On the terms and subject to the satisfaction (or waiver, if applicable) of the conditions set forth in Sections 4.4 and 4.5 of this Agreement, Purchaser shall exchange 566,667 shares of Purchaser Preferred Stock for all of the outstanding shares of Selling Sub Common Stock at a closing to be held on the Closing Date. On the Closing Date, Purchaser shall deliver to Selling Parent a certificate evidencing Selling Parent's ownership of the requisite number of shares of Purchaser Preferred Stock on Selling Parent's surrender to Purchaser of a certificate evidencing the Selling Sub Common Stock, properly endorsed or otherwise in proper form for transfer. The Transaction will be effective (the "Effective Time") as of August 31, 1998, when the foregoing exchange of securities has been completed.

         2.2 CLOSING BALANCE SHEET; MINIMUM BOOK VALUE ASSURANCE. CLOSING BALANCE SHEET PREPARATION. Selling Parent has prepared and submitted to Purchaser a tentative balance sheet for the Selling Sub dated as of the Closing Date (the "Initial Closing Balance Sheet"), compiled in accordance with generally accepted accounting principles. The Closing Balance Sheet will include all liabilities of any kind, whenever due or payable, including all tax and employment obligations for all periods through August 31, 1998. Purchaser and Selling Parent shall use their best efforts to agree on a final closing balance sheet (the "Final Closing Balance Sheet") for the Selling Sub as of the Closing Date and an income statement for the Selling Sub's history of operation through the Closing Date, within 30 days after the Closing Date, that is prepared on the same basis as the Initial Closing Balance Sheet and reflects any adjustments apparent after the Closing Date. The Final Closing Balance Sheet will be accompanied by a statement of Arthur Andersen that the Linens in Service of the Selling Sub were valued in the Final Closing Balance Sheet using methods consistent with those used for the audited financial statements for the Business for the year ended December 31, 1997. The Final Closing Balance Sheet will not be effective until agreed upon by Selling Parent and Purchaser. Selling Parent shall provide Purchaser and its independent accountants with full and contemporaneous access to Selling Sub's work papers and shall consult with Purchaser as it prepares the Initial and Final Closing Balance Sheets. The Final Closing Balance Sheet will reflect a net book value for the Selling Sub of $3,200,000 as of the Closing Date.


3.       FURTHER AGREEMENTS.

         3.1 CONDUCT OF BUSINESS UNTIL CLOSING DATE. Selling Sub covenants that, from the Execution Date until the Closing Date, it shall operate its business in the ordinary course of business consistent with past practice and:

         (a) Selling Sub shall maintain itself as a corporation incorporated under the laws of the State of Ohio.




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         (b) Selling Sub shall consult with Purchaser with respect to material business decisions affecting Selling Sub's business.

         (c) Selling Sub shall maintain the Fixed Assets in good operating condition and repair, subject to ordinary wear and tear.

         (d) Without the prior consent of Purchaser, Selling Sub shall not:

             (i) Materially change the extent or character of its business operations or make any commitment to purchase or spend other than in the ordinary course of its business;

             (ii) Renew, modify, extend, enter into, breach, reject, assign, sublease, abandon, execute, or exercise any Premises Lease, Equipment Lease, or any right or option under any of the Premises Leases or Equipment Leases, except as expressly contemplated by this Agreement;

             (iii) Dissolve, liquidate (completely or partially), acquire any capital assets, merge or consolidate into or with any other person, or sell, lease, exchange, transfer, or otherwise dispose of, or grant to any person a right or option to lease, acquire, or purchase, any material amount of the Sale Assets (including any part of it or any interest in it), except in the ordinary course of business and consistent with past practice or as expressly contemplated by this Agreement;

             (iv) Amend, renew, extend, enter into, or execute any material contract, agreement or other binding arrangement, unless the contract, agreement or other binding arrangement is terminable following the Closing Date on not more than 30 days' advance notice and without any liability to Selling Sub following the Closing Date;

             (v) Remove any of the Fixed Assets from the Leased Premises, unless any removed Fixed Assets are replaced before the Closing Date with similar items of equal quality and utility and without the incurrence of any indebtedness or Lien;

             (vi) Issue any shares of its capital stock or any securities convertible into or exercisable or exchangeable for capital stock or options to purchase capital stock or other rights in respect of any of the foregoing;

             (vii) Amend, modify, or otherwise change or alter the charter or bylaws of Selling Sub;

             (viii) Incur any indebtedness for borrowings or issue any debt securities or any securities convertible into debt securities or any options to purchase debt securities or other rights in respect thereto or assume, indorse, or guarantee, or




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

         become a surety, an accommodation party, or responsible in any other way for, an obligation or indebtedness of another person (other than Selling Sub);

             (ix) Employ additional employees other than hourly employees in the ordinary course of business or pay to any current or former employee any compensation or other benefit that is not (A) required by a plan, trust, agreement, or other arrangement in effect on the Execution Date and disclosed in the Seller's Disclosure Schedule, or
         (B) salaries in the ordinary course of business that are reflected on
         Schedule 5.6, or adopt, amend, or increase any benefits payable under, any Employee Plan as defined in Section 5.9, except as disclosed in
         Schedule 5.9 of the Seller's Disclosure Schedule;

             (x) Redeem, purchase, or otherwise acquire, split, combine, or reclassify any shares of its capital stock;

             (xi) Pay, declare, or set aside for payment a dividend or other distribution in respect of any shares of its capital stock or make any other payment or distribution of any kind to any shareholder;

             (xii) Discontinue or materially diminish any insurance coverage applicable to its assets, properties, and business operations, except for policy renewals and changes in insurers;

             (xiii) Commit to a labor or employment contract of any kind, or any compensation obligation to any employee that is executory or requires payment after the Closing Date;

             (xiv) Mortgage, pledge or subject to any other Lien any of the Purchased Property;

             (xv) Cancel or compromise any legal right or claim of or debts owed to Selling Sub; or

             (xvi) Agree to do, or acquiesce in, any of the foregoing acts.

         3.2 ACCESS, INFORMATION AND DOCUMENTS. Each party shall give the other party's designated representatives (including lawyers and accountants) full and unrestricted access, from time to time during normal business hours, to all of the other party's business offices, premises, properties, books, records, and business information and shall permit the other party's designated representatives to make such examination thereof, to make extracts from them, and to conduct such other investigation as they consider appropriate to verify and determine the business operations of the other party and the accuracy of the representations and warranties made in this Agreement, or the physical condition of the Sale Assets and to consummate the transactions contemplated by this Agreement. Also, each party shall furnish to the other party and its designated




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representatives all additional information concerning the assets, affairs, and business of the party as the other party reasonably requests. In connection with this examination, each party may make such inquiries of persons having business relationships with the other party (including customers, suppliers, and distributors). Purchaser's access to Selling Parent's information will be limited to information that is relevant to the Business.

         3.3 TRANSACTION EXPENSES. Except as otherwise expressly contemplated by this Agreement, Selling Parent and Purchaser shall pay their respective expenses (including legal fees and expenses and including the expenses of their respective subsidiaries) in connection with the transactions contemplated by this Agreement. Selling Parent shall pay all fees and costs attendant to Selling Sub or Purchaser's assumption of the Premises Leases and Equipment Leases, if such assumption is required or attendant to obtaining any required consent to the Transaction. Selling Parent shall pay all taxes and assessments incurred in connection with the Transaction, including sales tax obligations. Selling Sub shall pay the expense incurred by the Selected CPA for its services pursuant to section 3.13.

         3.4 BROKERS. Each party represents that no broker, finder, or other intermediary has been engaged in connection with any transaction contemplated by this Agreement.

         3.5 THIRD PARTY APPROVALS. Promptly after the Execution Date, the parties shall use their best efforts to obtain the written consent or approval of each person whose consent or approval is required to consummate the transaction or is required to provide the Selling Sub with the benefits of all agreements to which Selling Sub or Selling Parent is a party and that relate to the Business.

         3.6 SELLING PARENT'S CONSENT AND GUARANTY. By executing this Agreement, Selling Parent (as Selling Sub's sole shareholder) consents to Selling Sub's execution, delivery, and performance of this Agreement. This consent will be treated as an affirmative vote adopted at a meeting of the Selling Sub's sole shareholder held for that purpose. Selling Parent shall take all further action that is advisable or necessary to authorize Selling Sub's execution, delivery, and performance of this Agreement. In addition, Selling Parent irrevocably and unconditionally guarantees to Purchaser the full and punctual payment and performance by Selling Sub of all its obligations under this Agreement.

         3.7 [OMITTED.]

         3.8 HOLDING PERIOD. Selling Parent shall hold the Purchaser Preferred Stock (and the Purchaser Common Stock issued on conversion of the Purchaser Preferred Stock) that it receives in the Transaction for at least one year following the Closing Date, except for a Permitted Transfer. For purposes of this Agreement, "Permitted Transfer" shall include a transfer to the principal shareholder of Selling Parent, to another entity




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

owned directly or indirectly by such shareholder, or to such shareholder's spouse, lineal descendants, or trusts for the benefit of the foregoing parties; provided, however, that such transferees must agree in writing to hold the Purchaser Common Stock subject to the terms and conditions of this Agreement. The certificate evidencing the foregoing certificate will bear a legend confirming the existence of this transfer restriction.

         3.9 EXCLUSIVE NEGOTIATIONS. After the Execution Date and before the Closing Date or termination of this Agreement, none of Selling Sub, Selling Parent, or any of their executive officers, directors, agents, or affiliates shall make an offer to, negotiate with or accept, solicit, or recommend or encourage an offer from anyone else for the sale and purchase of the capital stock of Selling Sub or any of the Sale Assets, the merger, consolidation, or reorganization of Selling Sub, or any similar transaction.

         3.10 [OMITTED]

         3.11 [OMITTED]

         3.12 EMPLOYEES. Selling Parent and Selling Sub shall use their best efforts to retain the all of Selling Sub's employees and make them available for the Business pending completion of the Transaction and after the Closing Date, except for any employees that Purchaser designates it does not desire to retain, which Selling Parent shall reassign or terminate. Selling Parent shall bear all severance and other costs, expenses, and liabilities associated with any such termination.

         3.13 FINANCIAL STATEMENTS AND CERTIFICATE. The parties contemplate that as soon as possible following the Closing Date, but in no event later than October 31, 1998, Selling Parent shall prepare in conformity with generally accepted accounting principles consistently applied and deliver to Purchaser financial statements (including balance sheet, income statement, and statement of cash flows) for the Selling Sub and for the period before formation of the Selling Sub, Selling Parent's division engaged in the Business, for the calendar years ended December 31, 1996 (to the extent requested by Purchaser) and December 31, 1997, and for the interim six month period ended June 30, 1998, together with a report by the Selected CPA, all of which must be in form and substance satisfactory to Purchaser. The financial statements for the calendar year periods must be audited by independent certified public accountants satisfactory to Purchaser (the "Selected CPA"). Selling Parent shall deliver to Purchaser with the financial statements a certificate executed by Selling Parent representing and warranting to Purchaser that the financial statements are complete and correct and presented fairly and accurately in conformity with generally accepted accounting principles, consistently applied. Selling Parent consents to Purchaser filing the financial statements with the SEC in connection with an offering of its securities and for other purposes and shall sign any separate form required to evidence its consent.

         3.14 POST-CLOSING COOPERATION ON ACCOUNTING. For six months following the Closing Date, without charge, Selling Parent shall furnish support services to Selling Sub




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with respect to accounting matters of the same scope and nature furnished before the Closing Date, including closing its books and providing Purchaser with monthly, quarterly, and year-end reports of its results of operations within 15 days after the close of each period.

         3.15 POST-CLOSING PASS CARD SALES. Pursuant to a license agreement to be signed after the Closing Date, Selling Parent shall license non-exclusively to Purchaser its "Pass Card" product, so that Purchaser may purchase that product and use it throughout its facilities.

         3.16 FIXED ASSET PROTECTION. If at any time after the Closing Date and before January 1, 2000, a Fixed Asset described on EXHIBIT "G" fails to function in its intended manner in a material respect, but not as a result of misuse or improper operation or an "act of God" described below, and consequently, Purchaser or Selling Sub must either (a) repair the Fixed Asset at a cost of over $5,000, net of any applicable insurance proceeds, provided the cost is reasonable for the work performed, or (b) write off the Fixed Asset from Purchaser or Selling Sub's balance sheet, which results in a loss of over $5,000 net of insurance proceeds, Selling Parent shall pay to Purchaser or Selling Sub, regardless of whether the Fixed Asset is actually repaired or written off, the lesser of either (i) the reasonable repair cost, less applicable insurance proceeds, to bring the tangible asset back to its operating condition before the failure, or (ii) the net book value of the tangible asset as of the date of the failure, less applicable insurance proceeds. Purchaser's rights under this section are not assignable to any insurance company, nor shall any insurance company acquire any rights of Purchaser under this section pursuant to subrogation by contract or operation of law. For purposes of this section, an "act of God" means a storm, facility fire, earthquake, flood, or similar event beyond the reasonable control of any person.

         3.17 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, each party shall make such further assurances of the transactions consummated pursuant to this Agreement as the other party requests, including the Selling Parent's execution of additional documents conveying title to the Sale Assets to the Selling Sub, if the requested assurance does not enlarge or extend any existing liability or obligation of the party or impose on the party any new or additional liability or obligation.


4.       CLOSING OF TRANSACTIONS.

         4.1 CLOSING TIME AND PLACE. The parties shall close the transactions contemplated by this Agreement on the Closing Date at the law offices of Purchaser's counsel. If the Closing Date is a Saturday, Sunday, or legal holiday observed by financial institutions in Tampa, Florida, the Closing Date will be extended automatically to the next day that is not a Saturday, Sunday, or legal holiday observed by financial institutions in Tampa, Florida.




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

         4.2 CLOSING OBLIGATIONS OF SELLING PARENT AND SELLING SUB. On the Closing Date, Selling Parent and Selling Sub shall deliver to Purchaser the following:

         (a) an original or certified copy of the written approval or consent of every person whose approval or consent is required for the Transaction or under the terms of a contract that Selling Parent and Selling Sub were able to procure pursuant to Section 3.5;

         (b) stock certificate for the Selling Sub Common Stock, free and clear of all liens, claims, charges, and restrictions;

         (c) [omitted];

         (d) [omitted];

         (e) a certificate of Selling Parent certifying as to the accuracy of Selling Parent and Selling Sub's warranties and representations as of the Closing Date and that Selling Parent and Selling Sub have performed and complied with all of the terms, conditions, and provisions to be performed and complied with by Selling Parent and Selling Sub pursuant to this Agreement, and certifying as to certain corporate matters, together with the attachments referred to in the certificate;

         (f) a certificate of Selling Sub's agent confirming that the insurance for Selling Sub in effect on the date hereof remains in effect as of the Closing Date; and

         (g) such other matters that Purchaser reasonably requests.

         4.3 CLOSING OBLIGATIONS OF PURCHASER . On the Closing Date, Purchaser shall deliver to Selling Parent the following:

         (a) a certificate evidencing the shares of Purchaser Common Stock that Selling Parent is entitled to receive in accordance with Section 2.1 (bearing the legend referred to in Section 3.14);

         (b) [omitted];

         (c) [omitted];

         (d) a certificate of Purchaser certifying the accuracy of its warranties and representations as of the Closing Date and that they have performed and complied with all of the terms, conditions, and provisions to be performed and complied with by them pursuant to this Agreement, and certifying certain corporate matters, together with the attachments referred to in the certificate; and

         (e) such other matters that Selling Parent reasonably requests.

         4.4 CLOSING CONTINGENCIES OF PURCHASER. Purchaser's closing obligations under this Agreement are subject to the following conditions precedent, each of which must be satisfied on or before the Effective Time, unless waived by Purchaser:

         (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Selling Parent and Selling Sub contained in this Agreement must be true and complete in all material respects at the Effective Time, as if the representation and warranty were made as of the Effective Time. If a representation of Selling Parent or Selling Sub in this Agreement is made subject to a materiality exception, the foregoing provision that the representation previously given be "true and complete in all material respects" will be understood not to increase the level of materiality originally set forth in the representation.

         (b) COMPLIANCE WITH AGREEMENT. Selling Parent and Selling Sub must have performed in all material respects every agreement and obligation required by this Agreement to be performed by them on or before the Effective Time.

         (c) BUSINESS OPERATIONS. The Business must have been conducted and operated during the period after the Execution Date and before the Effective Time in a manner consistent with the requirements of Section 3.1.

         (d) NO MATERIAL ADVERSE CHANGE. Since July 1, 1998, Selling Sub must not have suffered a change in its business or condition, financial or otherwise, that has had or could reasonably be expected to have a material adverse effect on the Business, and there shall not have occurred any material damage to or destruction or loss of (whether or not covered by insurance) any of the Sale Assets.

         (e) ADVERSE PROCEEDINGS. No action, proceeding or governmental investigation shall have been instituted or threatened against the consummation of the transactions contemplated by this Agreement.

         (f) [OMITTED.]

         (g) FIXED ASSETS, LINEN IN SERVICE, AND MISCELLANEOUS SUPPLIES. The net book value of Selling Subas reflected on the Initial Closing Balance Sheet must be at least $3,200,000.

         (h) DILIGENCE INVESTIGATION. Purchaser must be satisfied with the results of its diligence investigations.

         (i) LEGAL OPINION. Selling Parent and Selling Sub must have delivered a legal opinion of their counsel in form reasonably satisfactory to Purchaser addressing Selling Sub's incorporation, Selling Sub's outstanding capital stock, enforceability of this Agreement, the effectiveness of the Transaction under Ohio law, and the absence of a conflict with governing documents or any material contract.

         (j) CONSENTS AND APPROVALS. The parties must have obtained all material consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, and of any other person required to be obtained in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by it.

         4.5 CLOSING CONTINGENCIES OF SELLING PARENT AND SELLING SUB. The obligations of Selling Parent and Selling Sub pursuant to this Agreement are subject to the following conditions precedent, each of which must be satisfied at the Effective Time, unless waived by Selling Parent:

         (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Purchaser contained in this Agreement must be true and complete in all material respects at the Effective Time, as if the representation and warranty were made as of the Effective Time.

         (b) COMPLIANCE WITH AGREEMENT. Purchaser must have performed and satisfied in all material respects every agreement and condition required by this Agreement to be performed or satisfied by them on or before the Effective Time.

         (c) ADVERSE PROCEEDINGS. No action, proceeding, or governmental investigation shall have been instituted or threatened against the consummation of the transactions contemplated by this Agreement.

         (d) [OMITTED].

         (e) LEGAL OPINION. Purchaser must have delivered a legal opinion of its counsel in form reasonably satisfactory to Selling Parent addressing enforceability of this Agreement, the effectiveness of the Transaction under Florida law, the absence of a conflict with governing documents or any material contract, and the issuance of the Purchaser Common Stock in connection with the Transaction.

         (f) CONSENTS AND APPROVALS. The parties must have obtained all material consents, authorizations, and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, or board, and of any other person required to be obtained in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by it.

5.       REPRESENTATIONS AND WARRANTIES OF SELLING PARENT AND SELLING SUB.

         Selling Parent and Selling Sub jointly and severally represent and warrant to Purchaser the following:

         5.1 CORPORATE POWER AND ORGANIZATION. Each of Selling Parent and Selling Sub is a corporation incorporated and validly existing in good standing under its respective state of incorporation, has the requisite corporate power and authority to carry on its business as currently conducted, and has all permits, licenses, franchises, and certificates from governmental authorities that are necessary to conduct its current business. Selling Sub has delivered to Purchaser complete and correct copies of its charter and bylaws as in effect at the Execution Date. Schedule 5.1 of the Seller's Disclosure Schedule sets forth a true and complete list of Selling Sub's directors and officers.

         5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT; NO CONFLICTS. Each of Selling Parent and Selling Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate the Transaction. This Agreement has been approved by Selling Parent as Selling Sub's sole shareholder and by the Boards of Directors of Selling Parent and Selling Sub. The execution, delivery, and performance of this Agreement by each of Selling Parent and Selling Sub: (a) will not conflict with their respective charter and bylaws; (b) except for consents required by the express written terms of contracts furnished to Purchaser and listed on
Schedule 5.2 of the Seller's Disclosure Schedule, will not breach, violate, suspend, terminate, or accelerate (or create any right of suspension or termination or acceleration) any liability or obligation of Selling Parent or Selling Sub, constitute a default or breach (or any event that, with notice or lapse of time or both, would constitute a default or breach) under any bond, lease, mortgage, agreement, indenture, instrument, deed of trust, promissory note, or other commitment to which Selling Parent or Selling Sub is a party or any of their property is subject; (c) will not result in the creation or imposition of a Lien on any property of Selling Parent or Selling Sub; (d) will not violate any law or order applicable to Selling Parent or Selling Sub or any of their property; and (e) except for consents required by the express written terms of contracts furnished to Purchaser, does not require any notice to, filing with, or consent, approval, or authorization of, any governmental authority or any other person, corporation, or entity. This Agreement has been executed and delivered to Purchaser by Selling Parent and Selling Sub and is a valid and binding obligation of Selling Parent and Selling Sub, enforceable against Selling Parent and Selling Sub in accordance with its terms, except to the extent that its enforceability is limited by application of general principles of equity and by bankruptcy, insolvency, moratorium, debtor relief, reorganization, or other laws of general application affecting the enforcement of creditor rights and debtor obligations.

         5.3 LOCATION AND USE OF SELLING SUB ASSETS. Selling Sub does not and has not owned any real property. The Owned Premises and the Leased Premises constitute the only real property that is or has been used by Selling Parent or Selling Sub in the conduct of the Business. Except as disclosed in Schedule 5.3 of the Seller's Disclosure Schedule, all of the Sale Assets are located on the Leased Premises or the Owned

Premises and will not be removed from those locations without the prior approval of Purchaser, except for delivery and retrieval of reusable surgical products in the ordinary course of business. The Sale Assets constitute all of the property of any kind used by Selling Parent or Selling Sub in the Business or purchased for use in the Business, at any location. The Linen in Service includes all of the reusable surgical products of Selling Parent or Selling Sub used in their reusable surgical products reprocessing business. All property used in the Business is reflected in the Closing Balance Sheet in the manner and to the extent required by generally accepted accounting principles.

         5.4 TITLE TO AND CONDITION OF SALE ASSETS. The Selling has good and marketable title to the Sale Assets and owns the Sale Assets outright subject to no Lien, and the Sale Assets will not be subject to any claim of interest or ownership by any person. To Selling Parent and Selling Sub's knowledge, the tangible assets of Selling Sub (whether owned or held under lease), including the Fixed Assets, are in good and working operating condition and repair, normal wear and tear excepted, and to this date have been repaired and maintained consistent with good business practice.

         5.5 EQUIPMENT LEASES AND PREMISES LEASES. Selling Sub has valid and enforceable leasehold interests in the Leased Equipment and the Leased Premises pursuant to the leases described in Schedule 5.5, and each of the Equipment Leases and the Premises Leases is in full force and effect, and except for modifications expressly contemplated by this Agreement, has not been modified, rescinded, or supplemented in any way since the date of it or of the last amendment or modification to it that has been delivered to Purchaser prior to the date of this Agreement. Selling Sub has delivered to Purchaser a copy of each Premises Lease and Equipment Lease, each of which is true and complete copy as in effect on the Execution Date. Neither Selling Parent nor Selling Sub is in default under or has received any notices of default with respect to the Premises Leases or Equipment Leases and neither Selling Parent nor Selling Sub knows of any default by the other parties to those leases.

         5.6 EMPLOYMENT MATTERS. Schedule 5.6 of the Seller's Disclosure Schedule sets forth a list of each employee employed by Selling Sub and a description of the rate and basis of their total compensation, their accrued vacation, and any other obligations presently owed to them by Selling Sub or which may be owed to them as a result of the Transaction under any plans, trusts, policies, contracts, laws, agreements, or other arrangements. No employees of Selling Sub are members of any collective bargaining unit, Selling Sub is not a party to any union agreement covering any of its employees, and no union organizing activities are taking place or have taken place within the past two years. Except as set forth in Schedule 5.6 of the Seller's Disclosure Schedule, Selling Sub is not liable for any arrearages of wages, any accrued or vested vacation pay, or any tax, penalty or other payment for failure to comply with any applicable local, state, or federal law relating to the employment of labor, and there is not a controversy pending, threatened, or in prospect between Selling Sub and its employees, nor is there any basis for a controversy. Except as set forth in Schedule 5.6,

         (a) none of the employees have a contract of employment, express or implied;

         (b) each employee may be terminated "at will" by Selling Sub, subject only to a common law requirement of reasonable advance notice; and

         (c) except for any liability for unemployment insurance and COBRA, Purchaser and Selling Sub will not incur any severance or other liability or obligation in connection with the termination of an employee of Selling Sub after the Transaction, on account of employment practices of Selling Parent or Selling Sub before the Transaction.

         5.7 LITIGATION. Except as set forth in Schedule 5.7, there is no action, claim, suit, proceeding, arbitration or investigation by any governmental agency or any third party pending (or to Selling Sub's knowledge, threatened) against or affecting Selling Parent or Selling Sub and relating to the Business, or against any asset or business of Selling Sub, including, but not limited to, OSHA claims, worker's compensation claims, employment discrimination claims, wage and hour claims or claims involving disputes between employees and Selling Parent or Selling Sub.

         5.8 COMPLIANCE WITH LAWS.

         (a) GENERALLY. Selling Sub and the Business are in compliance with all applicable statutes, laws, regulations, rules, orders, decrees, permits or licenses that are material to the operation of the Business. Schedule 5.8 of the Seller's Disclosure Schedule lists all licenses, franchises, permits, and other governmental authorizations held by Selling Parent or Selling Sub that are material to operation of the Business. These licenses, franchises, permits, and other governmental authorizations are valid, and Selling Sub has not received any notice that any governmental authority intends to cancel, terminate, or not renew any of them. Selling Sub holds all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all governmental or regulatory bodies that are required for the Business as it is currently conducted.

         (b) FDA COMPLIANCE. Since January 1, 1996, neither Selling Parent nor Selling Sub has been subject to any 483 notices or warning letters relating to the Business from the Federal Food and Drug Administration ("FDA") or any comparable state or local agency or otherwise been notified of any violation of FDA rules and regulations. Selling Parent and Selling Sub have maintained for the Business and made available to Purchaser complete and accurate files and documents relating to the following: (a) FDA and comparable state agency compliance, (b) boiler inspection records, (c) sterilization process validations and calibrations, (d) QNC reports, (e) product recall files; (f) internal operations manuals of the Business, including standard operating procedures and QSR manuals, (g) customers' grievance and complaint files, and
(h) maintenance system logs and records.

         5.9 EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth on Schedule 5.9 of the Seller's Disclosure Schedule, as of 8/31/98 there are no medical, dental, disability, life insurance, deferred compensation, pension, profit sharing, stock bonus, or other employee benefit plans, policies, or arrangements of any type (including, without limitation, plans described in Section 3(3) of ERISA) covering employees employed in the Business under which Selling Parent or Selling Sub has or in the future could have directly, or indirectly through a "Commonly Controlled Entity" (within the meaning of Sections 414(b), (c), (m), and (n) of the Code), any liability with respect to any current or former employee of Selling Sub ("Employee Plans") based on circumstances existing on the Closing Date. The employee policy manual furnished to Selling Parent contains a true and correct description of Selling Sub's vacation policy. At no time within the last five years has Selling Sub (or Selling Parent as predecessor employer) maintained any Employee Plan that is a defined benefit plan or that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. No Employee Plan is a "multi-employer plan" (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA), a "multiple employer plan" (within the meaning of Section 413 of the Code), or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

         (b) With respect to each Employee Plan: (i) if intended to qualify under Section 401(a) or 403(a) of the Code, such Employee Plan has been maintained and administered at all times in material compliance with its terms and applicable law and regulation; (ii) no event has occurred and there exists no circumstance under which Selling Sub (or Selling Parent as predecessor employer) could incur liability under ERISA, the Code, or otherwise; (iii) there are no actions, suits, or claims pending or threatened, with respect to any Employee Plan or against the assets of any Employee Plan; (iv) no "prohibited transaction" (as defined in section 406 of ERISA or in section 4975 of the Code), has occurred; (v) all contributions and premiums due have been made on a timely basis; and (vi) all contributions made or required to be made under any Employee Plan meet the requirements for deductibility under the Code, and all contributions that have not been made have been properly recorded as liabilities on the books of Selling Sub in accordance with generally accepted accounting principles.

         (c) With respect to each Employee Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits (whether or not insured) with respect to current or former employees beyond their termination of employment; and (ii) with respect to each Employee Plan that is subject to continuation coverage requirements, Selling Sub (and Selling Parent as predecessor employer) has substantially complied with the requirements of Code Section 4980B and Part 6 of Title I of ERISA.

         (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due from Selling Sub to any indiv-idual, or (iii) result in the payment of an amount subject to the provisions of Code Section 280G.

         (e) There exists no uninsured liability or obligation of Selling Sub arising under any Employee Plan maintained by Selling Sub or any Commonly Controlled Entity relating to claims incurred (whether or not reported) on or prior to the Closing Date.

         5.10 TAX MATTERS. For purposes of this Agreement, "Taxes" or "Tax" means all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, intangibles, severance, stamp, occupation, premium, property or windfall profit taxes, customs duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority ("Taxing Authority") upon Selling Sub. Except as set forth in Schedule 5.10 of the Seller's Disclosure Schedule:

         (a) Selling Sub has withheld or will withhold amounts from the compensation and other payments due and payable to its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and employment taxes for all periods (or portions of a period) ending on or before the Closing Date, in compliance with the provisions of applicable federal, state and local laws.

         (b) Selling Sub has paid, or provided a sufficient reserve for the payment of, all federal, state and local Taxes with respect to all periods, or portions thereof, ending on or before the Closing Date.

         (c) Selling Sub has filed (including extensions) all federal, state, local, and other tax returns required to be filed by it under applicable law, including estimated tax returns and reports.

         (d) There are no material claims or, to the knowledge of Selling Sub, any investigations by any Taxing Authority pending against Selling Parent or Selling Sub for any past due Taxes incurred in the Business; and there has been no waiver of any applicable statute of limitations or extension of the time for the assessment against Selling Parent or Selling Sub of any Tax incurred in the Business.

         5.11 FINANCIAL STATEMENTS.

         (a) Attached as Schedule 5.11 of the Seller's Disclosure Schedule are the balance sheet of Selling Sub at July 31, 1998, and the income statements of the Business for the calendar years ended December 31, 1997 and 1996, and the seven-months period ended July 31, 1998 (the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition and results of operations at and for the dates and periods indicated, except for the deletion of footnotes.

         (b) Except as set forth in Schedule 5.11 of the Seller's Disclosure Schedule, there has been no material adverse change in, material loss or destruction of, or material amount of damage to, Selling Sub's assets, or the financial condition or business of Selling Sub since January 1, 1998, whether or not arising from transactions in the ordinary course of business.

         (c) The regular books of account of Selling Sub fairly and accurately reflect in all material respects all transactions since Selling Sub's inception that were required to be so reflected by generally accepted accounting procedures and are true, correct, and complete in all material respects.

         (d) Selling Sub has no liabilities (absolute, accrued, contingent, or otherwise), except and to the extent (i) reflected or reserved against in the July 31, 1998, balance sheet included in the Financial Statements, (ii) as incurred in connection with the usual and ordinary course of Selling Sub's business since July 31, 1998 (and in amounts consistent with past experience) and which liabilities or obligations are reflected in the books of the account of Selling Sub and will be reflected on the Closing Balance Sheet, or (iii) as specifically set forth in Schedule 5.11 of the Seller's Disclosure Schedule.

         (e) No uncollectible accounts receivable are reflected on the Financial Statements or Closing Balance Sheet without provision for an adequate reserve for uncollectible amounts; Linen in Service and Miscellaneous Supplies reflected in the Financial Statements and Closing Balance Sheet represent only good and serviceable items priced at the lower of cost or market value with adequate provision for amortization, obsolescence, shrinkage, excess quantities, defective materials, and deterioration.

         5.12 INSURANCE. All Properties and operations of Selling Sub and of Selling Parent that relate to the Business are insured for their respective benefits, in amounts deemed adequate by the respective Board of Directors or management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities in which the Properties are located and the Business is conducted, under valid and enforceable policies issued by insurers of recognized responsibility. Selling Parent and Selling Sub have furnished to Purchaser copies of all of their insurance policies that are relevant to the Business.

         5.13 AGREEMENTS. Schedule 5.13 of the Seller's Disclosure Schedule sets forth (and Selling Sub has delivered to Purchaser full and complete copies of any written contract with respect to) any of the following transactions or arrangements to which Selling Sub is a party or by which Selling Sub is obligated and that remain in effect: (i) written contracts for the employment of any officer or individual employee; (ii) agreements with any labor union;
(iii) any single contract, sales order or commitment for the sale of goods for which the aggregate sale price exceeds $50,000; (iv) any single contract, purchase order or commitment providing for an expenditure by Selling Sub of more than $50,000; (v) lease of real or personal property in which Selling Sub is lessor or lessee that involves the payment of more than $20,000 during any calendar year and that will not be terminable on notice of 30 days or less without further liability of Purchaser or that are otherwise material to Selling Sub; (vi) option, preferential right of purchase, real estate mortgage, chattel mortgage, deed of trust, security agreement, conditional sales agreement, or other encumbrance affecting the title to, or use of, any assets; (vii) bond, loan agreement, promissory note, indenture, overdraft agreement or other obligation to pay indebtedness for money borrowed, indenture, or other instrument relating to municipal or governmental finance or financial assistance, arrangement for the factoring or assignment of accounts receivable, guarantee, indemnification agreement or any obligation with respect to the undertaking of such a relationship; (viii) any license agreement wherein Selling Sub is a licensor or licensee that is material to Selling Sub; (ix) advertising contract, consulting agreement, agency agreement, and any other service agreement that continues in force after the Closing Date with respect to employment or retention of consultants, agents, legal counsel, accounts or anyone else who is not an employee and that is not terminable on notice of 30 days or less; (x) power of attorney or other similar authorization to do and perform any acts for or on behalf of Selling Sub or with respect to the assets of Selling Sub; (xi) contract for the construction of any plants, equipment, facilities, buildings or other structures for Selling Sub's use; (xii) government contract; (xiii) distributorship, dealership, authorized sales representative or other similar agreement; (xiv) contract containing covenants limiting the freedom of Selling Sub or any officer, director, or employee to engage in any line of business, any product line or with any person in any geographic area; (xv) commitment or arrangement to participate in a partnership, joint venture or other cooperative undertaking; and (xvi) commitment, agreement, contract, or understanding with any director or shareholder of Selling Sub. Selling Sub is not in default under any contract, agreement, lease, document or other arrangement to which it is a party and no event has occurred that, with notice or lapse of time, would constitute such a default thereunder.

         5.14 INTELLECTUAL PROPERTY. Schedule 5.14 of the Seller's Disclosure Schedule contains a complete list and description of all Intellectual Property used in the Business, including all license agreements pursuant to which any Intellectual Property is licensed by Selling Parent or Selling Sub. Except for Intellectual Property used pursuant to such license agreements, Selling Sub owns its Intellectual Property and all trade secrets, know how, designs, or other intellectual property proprietary to Selling Sub (the "Proprietary Rights") free of any rights, claims, pledge, interest, condition or restriction of any officers, directors, shareholders or employees of Selling Sub, or of any other persons, corporations or entities and no such Intellectual Property or Proprietary Rights are licensed for use to any of the foregoing. Selling Sub owns or licenses all Intellectual Property necessary to engage in the Business. All applicable registration, renewal or similar fees have been duly and timely paid. To their knowledge, Selling Sub and Selling Parent have not infringed upon, conflicted with, or violated the Intellectual Property or other proprietary rights of others in the operation of the Business before the Closing Date;

Selling Sub and Selling Parent have received no notice or claim and no proceedings are pending or threatened that the Intellectual Property or Proprietary Rights relevant to the Business are not valid or enforceable or that Selling Sub or Selling Parent has infringed upon, conflicted with or violated any patent, patent right, trademark, service mark, trade name, copyright or proprietary rights of any third party; and Selling Sub and Selling Parent have not given any notice to a third party, and are not aware, that enforceable rights of Selling Sub or Selling Parent in their Intellectual Property or proprietary rights relevant to the Business have been infringed upon, conflicted with or violated. The use by Selling Sub of the Intellectual Property pursuant to license agreements as they are presently used does not violate the terms of any such license agreements and such license agreements are adequate and enforceable. Selling Sub has delivered to Purchaser a true and complete copy of any such license agreements.

         5.15 EXTRAORDINARY TRANSACTIONS. Except as set forth in Schedule 5.15, neither Selling Parent nor Selling Sub has or arranged to have (i) except in the ordinary course of business, since July 1, 1998, sold, leased or transferred assets that are material to the Business; (ii) sold, assigned or transferred Intellectual Property that is material to the Business; (iii) since July 1, 1998, suffered any material change in its relationship or course of dealing with a material supplier or customer of the Business; (iv) since July 1, 1998, suffered material destruction, loss or damage to assets that are material to the Business; (v) materially changed its policies with regard to the provision of services, sales, purchasing or other business, financial, accounting (including reserves the amounts thereof) or tax policies or practices relating to the Business; (vi) declared or paid any dividends on or made any distributions in respect of (or redeemed, purchased, or otherwise acquired) any outstanding shares of Selling Sub's capital stock; or (vii) increased salaries, fringe benefits, or other amounts payable to Selling Sub's employees.

         5.16 ENVIRONMENTAL MATTERS.

         (a) The facilities used by Selling Parent and Selling Sub for the Business (collectively, the "Property"), the existing and prior uses of the Property by Selling Parent and Selling Sub, their predecessors, and other parties, and Selling Parent and Selling Sub's operation of the Business comply and have at all times complied with all Environmental Laws.

         (b) Selling Sub has all necessary permits, registrations, approvals and licenses required by any Environmental Law for the Business.

         (c) There has been no spill, discharge leak, or emission, injection, disposal (including off-site disposal), escape, dumping or release of any kind of any Hazardous Materials on, beneath, from, or above the Property or into the environment at a site other than the Property or surrounding the Property that has been or will likely be material to Selling Sub or the Business.

         (d) No asbestos-containing materials, underground storage tanks, or polychlorinated biphenyls (PCBs) are located on the Property.

         (e) There are no claims, notices of violations, notice letters, investigations, inquiries, litigation, citation or other proceedings now pending or, to Selling Sub's knowledge, threatened by any governmental entity or third party with respect to the ownership, use, or operation of the Business or the Property by Selling Parent or Selling Sub or their predecessors.

         5.17 CONSENTS. Except as set forth in Schedule 5.17 of the Seller's Disclosure Schedule, no material consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity is required as a condition to (i) the validity or enforceability of this Agreement or any other instruments to be executed by Selling Parent or Selling Sub, (ii) the Transaction, or (iii) otherwise effectuate this Agreement or to the completion or validity of any of the transactions contemplated by this Agreement.

         5.18 CAPITAL STRUCTURE. The authorized capital stock of Selling Sub consists of 850 shares of Selling Sub Common Stock, of which 600 shares are outstanding, and all of which are owned by Selling Parent, and no shares of Preferred Stock. All of the outstanding shares of Selling Sub Common Stock were validly issued, are fully paid and nonassessable, and were issued in compliance with all laws including federal and state securities laws. None of the Selling Sub Common Stock was issued in violation of any preemptive or other right. There are no outstanding unexercised options, warrants, calls, commitments, or agreements of any character to which Selling Sub is a party or by which it is bound, calling for the issuance of securities of Selling Sub or any security representing the right to purchase or otherwise receive any such security. Following the Transaction and the delivery of Purchaser Common Stock to the holders of Selling Sub Common Stock in accordance with Section 2.6, the Purchaser will not have any further obligations or responsibilities to any shareholder of Selling Sub, and the sole right of each such shareholder with respect to Selling Sub will be to receive pursuant to Sections 2.1 and 2.2 the Purchaser Common Stock and the payment required to be delivered pursuant to those sections. Selling Sub does not have and has never had any subsidiaries.

         5.19 SCOPE OF BUSINESS. Selling Sub has not engaged in any business, except for the Business.

         5.20 PRODUCT WARRANTIES. Except as set forth in Schedule 5.20 of the Seller's Disclosure Schedule, neither Selling Parent nor Selling Sub makes any other warranties to its customers, express or implied, with respect to the products that they furnish to those customers pursuant to the Business. Neither Selling Parent nor Selling Sub has received any notice of a claim based on any such product warranty.

         5.21 INVESTMENT REPRESENTATIONS. To induce Purchaser to engage in the Transaction, and understanding that the Purchaser Common Stock delivered in the

Transaction is being offered and sold without registration under the Securities Act of 1933, as amended (the "Securities Act"), and in reliance, in part, on the exemption provided in Section 4(2) of the Securities Act and on Regulation D, and that such exemption depends in part on, and such securities are being sold in reliance on, the representations and warranties set forth in this section, Selling Parent makes the following representations and warranties:

         (a) EXPERIENCE; ACCREDITED INVESTORS. Selling Parent's principal financial officer and principal shareholder have substantial experience in evaluating and investing in private placement transactions so that they are capable of evaluating the merits and risks of an investment in Purchaser. Selling Parent and Selling Parent's principal shareholder are "accredited investors" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act.

         (b) NO INTENTION TO EFFECT DISTRIBUTION. Selling Parent is acquiring the Purchaser Common Stock for its own account, not as a nominee or agent, for the purpose of investment, and not with an intention to effect a distribution of the Purchaser Common Stock or to resell those securities in any transaction which would be in violation of the federal or state securities laws. Selling Parent understands that the Purchaser Parent Common Stock must be held for at least one year in accordance with the holding period required by Section 3.14 of this Agreement, and that any sale of Purchaser Common Stock between the first and second anniversary of the Closing Date must be registered under the Securities Act or state securities laws or be exempt from registration thereunder. Selling Parent agrees that it will not pledge, transfer, convey or otherwise dispose of the Purchaser Common Stock, or any interest therein, except in a transaction that is the subject of either (i) an effective registration statement under the Securities Act and any applicable state securities laws or (ii) an opinion of counsel to the effect that such registration is not required (which opinion and counsel shall be reasonably satisfactory to the Purchaser) is delivered. Selling Parent acknowledges that transfer of the Purchaser Common Stock will be subject to and restricted by the terms of this. Selling Parent shall not transfer any of the Purchaser Common Stock, or any interest therein, without obtaining the written consent and acknowledgment of each transferee or recipient of such transferred securities to the terms of this Agreement.

         (c) ACCESS TO SEC FILINGS AND OTHER DATA. Selling Parent and its representatives have been furnished copies of Purchaser's recent filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. In addition, Selling Parent and its representatives have met with representatives of Purchaser and have had the opportunity to ask questions of, and receive answers from, such representatives concerning Purchaser, as well as to obtain any information requested by Selling Parent. Selling Parent believes that any questions raised by Selling Parent or its representatives concerning the transaction have been answered to the satisfaction of Selling Parent and its representatives.

         (d) RISK FACTORS. Selling Parent understands that there are substantial risks incident to an investment in the Purchaser Common Stock, including those set forth in Purchaser's SEC filings. Selling has carefully considered and understands the risks and other factors affecting the suitability of the Purchaser Common Stock as an investment.

         (e) TAX CONSEQUENCES. Selling Parent understands that none of the Purchaser, any principal of the Purchaser, or any professional advisor of the Purchaser makes any representation or warranty to Selling Parent with respect to, or assumes any responsibility for, the federal income tax consequences to Selling Parent of the Transaction or an investment in the Purchaser Common Stock.

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Selling Parent and Selling Sub the following:

         6.1 CORPORATE STATUS AND POWER. Purchaser is a corporation incorporated and validly existing in good standing in its place of incorporation and has all requisite corporate power and authority (a) to execute, deliver, and perform this Agreement and the other agreements to be executed by it pursuant to this Agreement and (b) to consummate the transactions as contemplated by this Agreement.

         6.2 AUTHORIZATION OF PURCHASE; VALIDITY OF AGREEMENTS. Purchaser's execution, delivery, and performance of this Agreement and the other agreements to be executed by them pursuant to this Agreement (a) have been duly authorized by all requisite corporate action, (b) will not conflict with its articles of incorporation or bylaws, (c) will not result in a breach of any term, condition, or provision of, or constitute a default under, any material mortgage, agreement, instrument, order, decree, judgment, or other commitment or edict to which the corporation is a party or its property is subject, and
(d) will not violate any law material to the corporation. This Agreement is, and the other agreements to be executed by Purchaser pursuant to it (when executed by Selling Parent and delivered to Purchaser) will be, valid, binding, effective, and enforceable obligations of Purchaser, except to the extent that their enforceability is limited by application or general principles of equity and by bankruptcy, insolvency, moratorium, debt or relief, reorganization or other laws of general application affecting the enforcement of creditor rights and debtor obligations.

         6.3 LITIGATION. Except as disclosed in Schedule 6.3 of the Purchaser's Disclosure Schedule, there is no action, claim, suit, proceeding, arbitration or investigation by any governmental agency or any third party pending (or to Purchaser's knowledge, threatened) against or affecting Purchaser, or against any asset or business of Purchaser, including, but not limited to, OSHA claims, worker's compensation claims, employment discrimination claims, wage and hour claims or claims involving disputes between employees and Purchaser.

         6.4 COMPLIANCE WITH LAWS.

         (a) GENERALLY. Purchaser is in compliance with all applicable statutes, laws, regulations, rules, orders, decrees, permits or licenses that are material to the operation of Purchaser, and except as disclosed in Schedule
6.4 of the Purchaser's Disclosure Schedule, Purchaser has not received any notice from any governmental authority that Purchaser is not in compliance with all such applicable statutes, laws, regulations, rules, orders, decrees, permits or licenses. Purchaser holds all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all governmental or regulatory bodies that are required for the operation of Purchaser.

         (b) FDA COMPLIANCE. Since January 1, 1996, except as disclosed in
Schedule 6.4 of the Purchaser's Disclosure Schedule, Purchaser has not been subject to any 483 notices or warning letters relating to the Business from the FDA or any comparable state or local agency or otherwise been notified of any violation of FDA rules and regulations. Purchaser has made available to Selling Parent and Selling Sub complete and accurate files and documents relating to the following: (a) FDA and comparable state agency compliance, (b) boiler inspection records, (c) sterilization process validations and calibrations, (d) QNC reports, (e) product recall files; (f) internal operations manuals of Purchaser, including standard operating procedures and QSR manuals, (g) customers' grievance and complaint files, and (h) maintenance system logs and records.

         6.5 EXTRAORDINARY TRANSACTIONS. Since June 30, 1998, Purchaser has not and has not arranged to have (i) except in the ordinary course of business, sold, leased or transferred assets that are material to its operation; (ii) sold, assigned or transferred any of its intellectual property that is material to its operation; (iii) suffered any material change in its relationship or course of dealing with a material supplier or customer; (iv) suffered material destruction, loss or damage to assets that are material to its operation; (v) materially changed its policies with regard to the provision of services, sales, purchasing or other business, financial, accounting (including reserves the amounts thereof) or tax policies or practices relating to its operation;
(vi) declared or paid any dividends on or made any distributions in respect of (or redeemed, purchased, or otherwise acquired) any outstanding shares of Purchaser's capital stock; or (vii) materially increased salaries, fringe benefits, or other amounts payable to Purchaser's employees.

         6.6 CONSENTS. No material consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity is required as a condition to (i) the validity or enforceability of this Agreement or any other instruments to be executed by Purchaser, (ii) the Transaction, or (iii) otherwise effectuate this Agreement or to the completion or validity of any of the transactions contemplated by this Agreement.

         6.7 CAPITAL STRUCTURE. The authorized capital stock of Purchaser consists of 30,000,000 shares of Purchaser Common Stock, of which 5,660,694 shares are outstanding, and 5,000,000 shares of preferred stock, of which 566,667 shares (including the shares of Purchaser Preferred Stock issued under this Agreement) are outstanding. The shares of Purchaser Preferred Stock to be delivered to Selling Parent in the Transaction are validly issued, fully paid and nonassessable, and issued in compliance with all laws, including federal and state securities laws. None of the Purchaser Preferred Stock was issued in violation of any preemptive or other right. Except for employee stock options, there are no outstanding unexercised options, warrants, calls, commitments, or agreements of any character to which Purchaser is a party or by which it is bound, calling for the issuance of securities of Purchaser or any security representing the right to purchase or otherwise receive any such security. Purchaser does not have and has never had any subsidiaries.

         6.8 SEC FILINGS. Purchaser has furnished to Selling Parent accurate and complete copies of its quarterly and annual reports and proxy statements that it has filed with the SEC since the completion of its initial public offering, as well as a copy of the final prospectus delivered to investors in its initial public offering (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in those documents to make the statements in those documents not misleading, in light of the circumstances in which they were made. The SEC Documents included all exhibits required by the SEC's rules and regulations to be filed with the SEC Documents.

7.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements made by the parties in this Agreement or pursuant to this Agreement shall survive the Transaction and any investigation made at any time by or on behalf of the party.

         7.2 INDEMNIFICATION. Subject to the limitations set forth below, Selling Parent shall indemnify and hold Purchaser harmless against and in respect of:

         (a) any and all debts, liabilities, and obligations of Selling Parent or Selling Sub of any nature, whether absolute, accrued, contingent or otherwise existing or incurred on or prior to the Effective Time or arising out of any transaction or event occurring on or prior to the Effective Time, to the extent that the debts, liabilities, or obligations were not reflected or reserved against in the Final Closing Balance Sheet;

         (b) any and all damages to Purchaser resulting from any breach of warranty or misrepresentation of a material fact by Selling Parent or Selling Sub contained in this Agreement or any statement to be delivered or caused to be delivered by Selling Parent or Selling Sub pursuant to this Agreement or resulting from Selling Parent or Selling Sub's failure to perform any provision of this Agreement to be performed by Selling Parent or Selling Sub, as the case may be;

         (c) any and all debts, liabilities, and obligations of Selling Parent or Selling Sub arising out of any defect in any product manufactured, sold, or leased in the Business by Selling Parent or Selling Sub on or prior to the Effective Time;

         (d) any and all expenses, taxes, debts, liabilities and obligations of Selling Parent or Selling Sub incurred or to be incurred by Selling Parent or Selling Sub in the preparation of this Agreement, the Transaction, and the other performance of the terms and provisions of this Agreement;

         (e) to the extent that any required consent or approval pursuant to section 3.5 is not obtained before the Closing Date, expenses incurred by Purchaser in facilitating the consent or approval after the Closing Date; and

         (f) any suit, action, demand, proceeding, or other act incident to enforcing this section.

The foregoing indemnification obligations will be subject to the following limitations:

         (1) any claim of Selling Parent's liability for breach of warranty or misrepresentation of a material fact pursuant to part (b) may not be made by Purchaser later than December 31, 1999, except that any claim for a misrepresentation or for breach of warranty under Section 5.10 may not be made later than a date 30 days after expiration of the period of the applicable tax statute of limitation;

         (2) Selling Parent shall not have any obligation to provide indemnification pursuant to this Section, except if (i) the amount claimed with respect to the applicable claim exceeds $1,000 and (ii) the aggregate amount of all claims to which Purchaser becomes entitled under part (i) exceeds $25,000 (and then only to the extent of the excess); and

         (3) any claim for failure of a Fixed Asset as a breach of the warranty set forth in Section 5.4 will be made under and subject to the limits set forth in Section 3.15.

8.       GUARANTEE OF COLLECTIBILITY OF RECEIVABLES OF SELLING SUB.

         8.1 GUARANTEE. Subject to the limitations set forth in this Section 8, Selling Parent guarantees to Purchaser that, except to the extent of the reserve for doubtful accounts shown on the balance sheet of Selling Sub in the Final Closing Balance Sheet, all accounts and notes receivable and other receivables and amounts due from other persons reflected on said balance sheet (the "Accounts") will be valid and legally binding obligations of the persons owing said amounts to Selling Sub and that the full amount of the Accounts will be paid to Selling Sub on or before December 31, 1998.

         8.2 SETTLEMENT. If any part of the Accounts has not been paid on or before December 31, 1998, then to the extent that the unpaid part of the Accounts exceeds the reserve for doubtful accounts shown on the Closing Balance Sheet, Selling Sub may reassign on or before December 31, 1998, to Selling Parent all or any part of the unpaid part of the Accounts, free and clear of any Lien arising on or after the Closing Date, in which event Selling Parent shall pay to Selling Sub by check that amount equal to such reassigned part of the unpaid part of the Accounts.

9.       MISCELLANEOUS.

         9.1 TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement can be terminated, and the transactions contemplated by it abandoned by the parties, at any time on, before, or after the Closing Date, but before the Effective Time:

         (a) By written agreement between Purchaser and Selling Parent;

         (b) unilaterally by Purchaser or Selling Parent at any time after August 31, 1998, if the Effective Time has not occurred by then, except as a result of a failure by the party terminating the Agreement to perform its obligations under this Agreement;

         (c) Unilaterally by Purchaser, if any condition set forth in Section
4.4 of this Agreement has not been satisfied in accordance with its terms, is not waived in writing by Purchaser on the Closing Date, and has not been cured by Selling Sub or Selling Parent within ten business days' notice from Purchaser specifying the nature of the failure;

         (d) Unilaterally by Selling Parent if any condition set forth in
Section 4.5 of this Agreement has not been satisfied in accordance with its terms, is not waived in writing by Selling Parent on the Closing Date, and has not been cured by Purchaser within ten business days' notice from Selling Sub specifying the nature of THE failure.

Termination of this Agreement in accordance with (a) above will be effective as of the date specified in the parties' written agreement of termination. Termination of this Agreement in accordance with (b), (c), or (d) above will be effective when notice of termination is given to the other party by the party electing the termination (and upon expiration of the ten day period in the case of (c) or (d)). If this Agreement is terminated in accordance with the provisions of this section, a party to this Agreement (and its officers, directors, and shareholders) will not have any additional right or obligation with respect to any other party to this Agreement unless (x) in the case of a termination made in accordance with (b), (c), or (d), the party other than the party rightfully terminating the Agreement failed to perform all of its covenants (and not representations) under this Agreement or (y) in the case of Selling Sub and regardless of whether Selling Sub is the party terminating the Agreement, Selling Parent or Selling Sub has breached the covenant contained in Section 3.9.

         9.2 NOTICES. Every notice, demand, consent, request, or approval required or permitted by this Agreement will be valid only if it is in writing, delivered personally or by telecopy, telegram, or commercial courier, and addressed to the appropriate recipient or recipients in the manner set forth below:

         (a) If to Purchaser or Selling Sub:

                           Sterile Recoveries, Inc.
                           28100 U.S. Highway 19 North
                           Suite 201
                           Clearwater, Florida 33761
                           Attention:       President

                           with a copy to:

                           Glenn Rasmussen & Fogarty, P.A.
                           100 South Ashley Drive, Suite 1300
                           Tampa, FL 33602
                           Telecopy:        (813) 229-5946

                           Attention:       David S. Felman

         (b) If to Selling Parent:

                           STANDARD TEXTILE CO., INC.
                           One Knollcrest Drive
                           Cincinnati, Ohio 45237
                           Attention:  General Counsel

                           with a copy to:

                           STRAUSS & TROY
                           2100 PNC Center
                           201 E. Fifth Street
                           Cincinnati, Ohio 45202
                           Attention:  James G. Heldman

or at such other address as a party subsequently designates to the other parties by notice given in accordance with this section. A validly given notice, demand, consent, request, or approval will be effective on its receipt.

EXECUTED: as of August 31, 1998

STERILE RECOVERIES, INC.


By:  /s/ Bertram T. Martin, Jr.
     ----------------------------------
         Bertram T. Martin, Jr.
         President


STANDARD TEXTILE CO., INC.


By:  /s/ Edward M. Frankel
     ----------------------------------
         Name:  Edward M. Frankel
                -----------------------
         Title:  Vice President
                 ----------------------



REPAK SURGICAL ENTERPRISES, INC.


By:  /s/ Edward M. Frankel
     ----------------------------------
         Name:  Edward M. Frankel
                -----------------------
         Title:  Secretary
                 ----------------------